UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
                                February 2, 2005


                          PACIFIC ENERGY PARTNERS, L.P.
             (Exact name of registrant as specified in its charter)

           Delaware                       313345               68-0490580
(State or other jurisdiction of        (Commission            (IRS Employer
incorporation or organization)         File Number)        Identification No.)



                               5900 Cherry Avenue
                              Long Beach, CA 90805
                     (Address of principal executive office)


                                 (562) 728-2800
              (Registrant's telephone number, including area code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM  7.01    REGULATION FD DISCLOSURE

         Attached as Exhibit 99.1 is a copy of a press release, dated February 2, 2005, announcing Pacific Energy Partners, L.P. fourth quarter and full year 2004 financial results.

      The information in Item 7.01 of this report is being furnished, not filed, pursuant to Regulation FD. Accordingly, the information in Item 7.01 of this report will not be incorporated by reference into any registration statement filed by the Partnership under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.


ITEM  9.01    FINANCIAL STATEMENTS AND EXHIBITS

              99.1 Pacific Energy Partners, L.P. Press Release dated February 2, 2005.

         A calculation of distributable cash flow for the three months and the full year ended December 31, 2004, are presented in the press release included as an exhibit to this Form 8-K. Distributable cash flow is a significant financial measure used by our management to compare cash flows generated by the partnership to the cash distributions we make to our partners and we believe that investors benefit from having access to the same financial measures being utilized by management. Using this financial measure, management can quickly compute the coverage ratio of these cash flows to cash distributions. This is an important financial measure for our limited partners since it is an indicator of our success in providing a cash return on their investment. Specifically, this financial measure tells investors whether or not the partnership is generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions paid to limited partners. Lastly, distributable cash flow is the quantitative standard used throughout the investment community with respect to publicly traded partnerships. However, distributable cash flow is a non-GAAP financial measure and should not be considered as an alternative to net income, cash flow from operations, or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. In addition, our distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

         Several adjustments to net income are required to calculate distributable cash flow. These adjustments include: (i) the addition of depreciation and amortization expense; (ii) the addition of amortization of bond discount and debt issue costs, which are included in interest expense; (iii) the addition of non-cash employee compensation under our long-term incentive plan, which is included in general and administrative expense; (iv) the addition of write-off of deferred financing costs; (v) the addition of write-down of idle property; (vi) the addition of deferred income tax expense, which is included in foreign income tax expense; and (vii) the subtraction of sustaining capital expenditures.

         Sustaining capital expenditures are expenditures to replace partially or fully depreciated assets in order to maintain the existing operating capacity or efficiency of our assets and extend their useful lives.

         A calculation of recurring net income for the three months and full year ended December 31, 2004, are presented in the press release included as an exhibit to this Form 8-K. Recurring net income is a non-GAAP financial measure. This measure is used to more precisely compare year over year net income by eliminating one-time, non-recurring charges. To calculate recurring net income for 2004, the amounts relating to a non-cash impairment expense associated with the pending sale of an idle Pacific Terminals property, and the write-off of deferred financing cost and the interest rate swap termination expense were added back to net income. The majority of the financing expense was a non-cash write-down of previously deferred financing costs. To calculate recurring net income for 2003, the amounts relating to a rate case and litigation settlement expense were added back to net income.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                      PACIFIC ENERGY PARTNERS, L.P.
                      By:      PACIFIC ENERGY GP, INC.,
                               its General Partner

                      By:      /S/ GERALD A. TYWONIUK
                               ----------------------
                               Gerald A. Tywoniuk
                               Senior Vice President, Chief Financial Officer and Treasurer


Dated: February 2, 2005








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                                  EXHIBIT INDEX

Exhibit 99.1      --       Pacific Energy Partners, L.P. Press Release dated
                           February 2, 2005